EXHIBIT 99.1

Electronic Game Card, Inc. Updates Shareholders

IRVINE, CA, LONDON, ENGLAND – April 22, 2010 - Electronic Game Card, Inc. (EGMI.PK) ("EGC") provided the following update to its shareholders.

Lee Cole, a former director and former CEO, and Linden Boyne, a former director and former CFO, have stated to EGC and Mendoza Berger & Company, LLP (“M&B”), the independent auditors for EGC, that substantially all of EGC’s cash as reported on Form 10-Q for the period ended September 30, 2009 has been invested with R.I.C. Asset Management Limited (“R.I.C.”).  EGC, supported by its advisors, and M&B are continuing in their efforts to confirm the existence and value of the investment with R.I.C., but to date have been unable to do so.  EGC continues to explore its strategic options.

Kevin Donovan
Chief Executive Officer
Electronic Game Card, Inc.
e-mail: investor.relations@electronicgamecard.com

About Electronic Game Card, Inc.

Electronic Game Card, Inc., (OTC Bulletin Board: EGMI - News), develops, produces and markets innovative games to the casinos and lottery, toys and games, education, and promotional industry worldwide. The Company's lead product is the EGC Electronic GameCard(TM), a unique credit card-sized pocket game combining patent and patent-pending proprietary technology of interactive capability with "instant win" excitement. The "EGC Electronic GameCard(TM)" can be programmed to suit a variety of gaming and promotion applications.

For further information please visit www.electronicgamecard.com

This news release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking.  Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions.  These forward-looking statements are based on management’s current expectations or beliefs. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the outcome of the company’s forensic accounting review; the outcome of litigation involving the company; the company's ability to meet its obligations under existing and anticipated contractual obligations; the company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the company; the ability of the company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the company' ability to obtain financing as and when needed; changes in consumer demands and preferences; the company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors as may be discussed in the documents filed by the company with the Securities and Exchange Commission.  EGC may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements.  EGC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.